Exhibit 2.01

(English Translation)

SHARE PURCHASE AGREEMEMT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on July 17, 2012 AMONG:

(1)	Integrated Silicon Solution, Inc. (“ISSI”), a company incorporated under the laws of the State of Delaware, USA;

(2)	Sun Shihing Investment Corp. , a company incorporated under the laws of Republic of China (“ROC”) (“Sun Shihing”);

(3)	Hong Chung Venture Capital Co., Ltd.[1] , a company incorporated under the laws of ROC (“Hong Chung”);

(4)	Alex Wang, a citizen of ROC;

(Sun Shihing, Hong Chung and Alex Wang are hereinafter collectively referred to as “Controlling Shareholders”);

(5)	Shing Yang Investment Co., Ltd.[1] , a company incorporated under the laws of ROC (“Shing Yang”);

(6)	Tai Yuan Venture Capital Co., Ltd.[1] , a company incorporated under the laws of ROC (“Tai Yuan”);

(7)	Shing Re Investment Corp.[1] , a company incorporated under the laws of ROC (“Shing Re”);

(8)	Jen Hon Investment Co., Ltd.[1] , a company incorporated under the laws of Taiwan, ROC (“Jen Hon”);

(9)	He Tong Venture Capital Co., Ltd.[1] , a company incorporated under the laws of ROC (“He Tong”);

(10)	Mega International Commercial Bank Co., Ltd., a company incorporated under the laws of Taiwan, ROC (“Mega Bank”); and

[1]	The English names of these entities or persons are translated for readers’ convenience only and do not necessarily represent their accurate English name.

(11)	Yen-Liang Liu[1] , a citizen of ROC.

(Shing Yang, Tai Yuan, Shing Re, Jen Hon, He Tong, Mega Bank, and Yen-Liang Liu are hereinafter collectively referred to as the “Major Shareholders”, together with the Controlling Shareholders are hereinafter collectively referred to as “Chingis’ Shareholders”)

WHEREAS ISSI (the “Offeror”) intends to acquire up to 100% shareholding of Chingis Technology Corporation (the “Target Company”) through tender offer (the “Tender Offer”) according to the terms set forth in the Exhibit 1 hereto (the “Term Sheet”), and Chingis’ Shareholders intend to tender their shares in the Target Company according to the terms set forth in the Term Sheet.

NOW IT IS HEREBY AGREED as follows:

I.	TRANSACTION ARRANGEMENT

1.	The Offeror shall make a public announcement on the date agreed by the parties that it purposes to launch the Tender Offer to the shareholders of the Target Company according to the terms set forth in the Term Sheet, and shall purchase the Related Shares (as defined below) held by Chingis’ Shareholders through tender offer.

2.	The Offeror and Chingis’ Shareholders agree that Chingis’ Shareholders sell the Relevant Shares according to the following conditions and methods:

(1) The Offeror may, within the period starting from the date of launch of the Tender Offer to 10 days prior to expiration date of the Tender Offer, at anytime notify Chingis’ Shareholders in writing to tender their shares. For the avoidance of doubt, Chingis’ Shareholders shall not tender part or whole of their shares in the Target Company without receiving the notice from the Offeror requesting for tendering of their shares. Chingis’ Shareholders shall, within 5 business days after receiving the Offeror’s written notice, tender their shares in the Target Company as set forth in Exhibit 2 (“Sale Shares”) hereto to the securities firm appointed by the Offeror (“Appointed Securities Firm”) through the book-entry system in accordance with the terms of the Tender Offer and relevant laws and regulations. If Chingis' Shareholders acquire any other shares in the Target Company (including shares acquired due to exercise of employee stock options of the Target Company, “Subsequent Acquired Shares”; the Sale Shares and

Subsequent Acquired Shares are hereinafter collectively referred to as the “Related Shares”) during the period starting from the signing date of the Agreement to expiration date of the Tender Offer, to the extent permitted by applicable laws and regulations and actual situation, for the purpose of the Agreement, Chingis’ Shareholders shall tender the Subsequent Acquired Shares within the period as agreed under this Item (1) or as soon as practicable. For the avoidance of doubt, if the Tender Offer period is extended by the Offeror pursuant to relevant laws and regulations, the expiration date of the Tender Offer shall refer to the expiration date of the extended period of the Tender Offer.

(2) The Offeror may, within 20 calendar days after the public announcement of the Tender Offer (the “Negotiation Period”), contact, discuss, negotiate and enter into retention agreements with the Target Company’s managers and employees in order to retain these managers and employees after the Tender Offer (the “Retention Agreement”). The Offeror agrees and covenants the following: (a) if within the Negotiation Period the number of managers and employees signing the Retention Agreement with the Offeror reaches 60% of the Target Company’s total number of managers and employees as of the public announcement date of the Tender Offer, the Offeror shall, within 3 calendar days after reaching the above threshold, inform Chingis’ Shareholders in writing of the same and notify Chingis’ Shareholders to tender their shares, (b) if as of the 3rd day prior to the expiration of the Negotiation Period the number of managers and employees signing the Retention Agreement with the Offeror has not reached 60% of the Target Company’s total number of managers and employees as of the public announcement date of the Tender Offer, the Offeror shall, no later than 3 days prior to the expiration of the Negotiation Period, notify Chingis’ Shareholders in writing of the then-current status of execution of the Retention Agreements, and (c) if at the expiration of the Negotiation Period the number of managers and employees signing the Retention Agreement with the Offeror still fails to reach 60% of the Target Company’s total number of managers and employees as of the public announcement date of the Tender Offer, the Offeror shall, at the expiration date of the Negotiation Period, notify Chingis’ Shareholders in writing of the then-current status of execution of the Retention Agreements and the list of the managers and/or employees signing the Retention Agreements. In the case of (c) above, whether the Negotiation Period should be extended shall be jointly determined by the Offeror and Chingis’ Shareholders. If the Offeror and Chingis’ Shareholders all agree to extend the Negotiation Period, in respect of the Offeror’s notification to Chingis’

Shareholders, the (a), (b) and (c) above shall apply mutatis mutandis. Except for the aforementioned situation where the Offeror and Chingis’ Shareholders agree to extend the Negotiation Period, the Offeror shall not contact, discuss, negotiate, or reach any agreement with the Target Company’s managers and employees after the expiration of the Negotiation Period, and Chingis’ Shareholders shall not tender part or whole of the Related Shares.

(3) Unless otherwise provided in the Agreement, if the conditions to the Tender Offer are not met at the expiration date of the Tender Offer, the Offeror shall not use in any manner the information relating to the managers’ or employees’ salary, terms of employment and other relevant information obtained during the Negotiation Period.

3.	Unless otherwise provided by relevant laws and regulations under which the tendering shareholders may revoke their offer of sale after the announcement by the Offeror of Satisfaction of Conditions to Tender Offer, Chingis’ Shareholders agree not to revoke their offer to sell part or whole of the Related Shares. “Satisfaction of Conditions to Tender Offer” hereunder shall mean the number of tendered shares has reached the minimum number of shares to be purchased as set forth in the Term Sheet, and the Offeror obtains the approvals and consents from the relevant competent authorities in respect of the Tender Offer.

4.	Until the expiration date of the period of the Tender Offer, unless otherwise provided by the Agreement, Chingis’ Shareholders shall not directly or indirectly (1) sell, transfer, or otherwise dispose of part or whole of the Related Shares or the subsidiary rights thereof; or (2) create any liens, charges, or other encumbrances over part or whole of the Related Shares or the subsidiary rights thereof or grant any options thereon. Until the expiration date of the period of the Tender Offer, Chingis’ Shareholders shall not tender any part or the whole of the Related Shares in any other tender offer.

5.	Before the expiration date of the period of the Tender Offer, unless otherwise provided by the Agreement, Chingis’ Shareholders shall not directly or indirectly induce any person other than the Offeror to take any actions, make any agreements or arrangements, or to assume any obligations as follows:

(1)	proceed with the actions prohibited by Paragraphs 3 and 4 of this Article;

(2)	provide any offer to purchase any shares or other securities of the Target Company;

(3)	restrict or hinder the tender of shares in the Tender Offer; or

(4)	conduct any other actions which may have the effect to hinder the Satisfaction of Conditions to Tender Offer.

6.	The Controlling Shareholders agree to have its controlled corporate shareholder of the Target Company to appoint on the closing date of the Tender Offer a person designated by the Offeror according to the Offeror’s written request to replace a director originally appointed by such corporate shareholder in order to exercise the duty of a director. Such corporate shareholder controlled by the Controlling Shareholders shall not replace or change the person designated by the Offeror without the prior written consent of the Offeror. The Offeror shall assure that its appointed director will comply with relevant laws and regulations when exercising the duty of the director of the Target Company. Where there is any breach of the obligation provided in the preceding sentence, the Offeror agrees to indemnify the damages or losses suffered by the relevant Chingis’ Shareholder in accordance with Paragraph 1 of Article 6 hereof.

7.	During the period starting from the Offeror announces the Satisfaction of Conditions to Tender Offer to the closing date of the Tender Offer, for the purpose of convening the extraordinary shareholders’ meeting of the Target Company as soon as possible after the closing of the Tender Offer, subject to relevant laws and regulations, the Controlling Shareholders agree to convene a board meeting of the Target Company in the aforementioned period as soon as possible according to the Offeror’s written request. Such written request to be provided by the Offeror shall clearly indicate the date to convene the board meeting at the latest, and the close period of share transfer applicable to the aforementioned extraordinary shareholders’ meeting shall be the shortest period as permitted by applicable laws and regulations.

8.

During the period starting from the announcement of the Tender Offer to the closing date of the Tender Offer, where the Controlling Shareholders serve as the director or corporate director of the Target Company, the Controlling Shareholders shall procure the Target Company and its US subsidiary “Chingis Technology Corporation” and Samoa’s subsidiary “Eminent International Ltd. ” (collectively, “Subsidiaries”) to operate their businesses in their ordinary way respectively. Unless otherwise agreed in advance by the Offeror, the Controlling Shareholders shall not (and shall instruct its representative on the board of the Target Company shall not) procure or permit the Target Company or the Subsidiaries to adopt any resolution or take any action as follows:

(1)	Except for issuance of common shares due to exercise of employees stock options by the employees of the Target Company or distribution of 2011 dividends and capital reserve by the Target Company, issue or agree to issue any securities or bonds with the nature of equity, or any securities convertible into or exchangeable for equity securities of the Target Company.

(2)	grant or agree to grant any options, stock warrants or any other rights to subscribe, purchase or acquire any equity securities of the Target Company.

(3)	directly or indirectly redeem, purchase, acquire, or otherwise acquire any securities or bonds with the nature of equity of the Target Company.

(4)	proceed with the split-up, combination, or reclassification of the equity securities of the Target Company.

(5)	amend, revise, or alter the articles of incorporation of the Target Company or major internal rules of the Target Company; provided, however, that the relevant amendment, revision or alternation made by the annual general shareholders meeting of the Target Company in 2012 or required by the amendment to laws and regulations shall not be subject to the above prohibition/restriction.

(6)	make or agree to make any fund borrowing, provide endorsements or guarantees for other persons’ debts, or to proceed with any actions which may result in material obligations of the Target Company unless obtaining a credit line (excluding actual drawdown) of NT$30,000,000 or less from a financial institution for the need of normal operation.

(7)	distribute any dividends or pay any amount to shareholders of the Target Company except for the distribution of 2011 dividends and capital reserve.

(8)	sell, lease, or dispose of shares in Subsidiaries held by the Target Company, major assets or properties of the Target Company, or to create any encumbrance thereon.

(9)	proceed with any merger, share exchange, or other mergers and acquisitions with others.

(10)	execute any employment agreement except for those which are necessary for maintaining daily operation.

(11)	execute any engagement/service agreement or advisory agreement except for those which are necessary for maintaining daily operation.

(12)	authorize, transfer, or execute any agreements relating to technology use, technology licensing, or transfer of patents, marks, service marks, trade secrets, copyrights, or any intellectual property rights; provided, however, that the use and licensing of Embedded Memory technology required in the ordinary course of business shall not be subject to the above prohibition/restriction.

(13)	amend or change its name or businesses.

(14)	proceed with any dissolution or liquidation of the Target Company or the Subsidiaries.

(15)	reduce the capital.

(16)	fail to maintain the insurance that may have impact on the business operation of the Target Company or any liability insurance of the directors and managers. .

(17)	proceed with any settlement with others in respect of outstanding disputes or lawsuits.

(18)	proceed any transaction or execute any agreement in an amount exceeding NT$50,000,000.

II.	CONDITIONS PRECEDENT

1.	The conditions precedent to the public announcement of the Tender Offer by the Offeror are as follows:

(1)	the terms of the Tender Offer are consistent with the terms set forth in the Term Sheet;

(2)	there is no order from the competent authorities prohibiting or restricting the proceeding of the Tender Offer or imposing any condition on the Tender Offer;

(3)	Chingis’ Shareholders’ representations and warranties under the Agreement are true and accurate on the public announcement date of the Tender Offer. There is no material breach of the covenants made by Chingis’ Shareholders on the aforementioned date; provided, however, that if there is any specific time or date indicated in Chingis’ Shareholders’ representations, warranties and covenants, such specific time or date shall prevail; and

(4)	the Offeror’s representations and warranties under the Agreement are true and accurate on the public announcement date of the Tender Offer. There is no material breach of the covenants made by the Offeror on the aforementioned date; provided, however, that if there is any specific time or date indicated in the Offeror’s representations, warranties and covenants, such specific time or date shall prevail.

2.	The conditions precedent to the completion of the Tender Offer by the Offeror are as follows:

(1)	the number of tendered shares reaches 60% of the aggregate of the total issued shares of the Target Company as of the public announcement date of the Tender Offer and the number of common shares to be issued by the Target Company due to exercise of all unexercised employee stock options which were issued by the Target Company prior to the date of the public announcement date of the Tender Offer;

(2)	the Offeror obtains the approval from the relevant competent authorities, including but not limited to the approvals from the Investment Commission of Ministry of Economic Affairs or Hsinchu Science Park Administration with respect to the Offeror’s acquisition of the tendered shares;

(3)	Chingis’ Shareholders’ representations and warranties under the Agreement are true and accurate on the closing date of the Tender Offer. There is no material breach of the covenants made by Chingis’ Shareholders on the aforementioned date; provided, however, that if there is any specific time or date indicated in Chingis’ Shareholders’ representations, warranties and covenants, such specific time or date shall prevail; and

(4)	the Offeror’s representations and warranties under the Agreement are true and accurate on the closing date of the Tender Offer. There is no material breach of the covenants made by the Offeror on the aforementioned date; provided, however, that if there is any specific time or date indicated in the Offeror's representations, warranties and covenants, such specific time or date shall prevail.

III.	REPRESENTATIONS AND WARRANTIES OF CHINGIS’ SHAREHOLDER

1.	Representations and Warranties of Chingis’ Shareholders

Considering that the Offeror consents to and executes the Tender Offer, each Chingis’ Shareholder hereby (individually rather than jointly) irrevocably and unconditionally makes the following representations and warranties and confirms that such representations, warranties are true and accurate as of the date of the Agreement (or at the date specified in the relevant representation or warranty):

(1)	Each of Chingis’ Shareholders is the only legal owner of the Related Shares and may freely dispose of and sell the Related Shares. Except for the Sale Shares as set out in Exhibition 2 “Sale Shares of Chingis’ Shareholders” and Subsequent Acquired Shares, Chingis’ Shareholders do not directly hold other shares in the Target Company.

(2)	Chingis’ Shareholders, at the signing date of the Agreement and at the time to proceed the Tender Offer, (a) may tender the Related Shares to participate in the Tender Offer; and (b) may transfer the Related Shares and all the subsidiary rights thereto. Save as disclosed in the Market Observation Post System of the ROC or to the Offeror, such Related Shares are free and clear of any and all pledges, encumbrances, options, and other rights or changes whatsoever and, as of the time of delivery of the Related Shares, no other persons have any claim on or right to the Related Shares.

(3)	The execution of the Agreement and the performance of Chingis’ Shareholders’ obligations under the Agreement will not contradict or violate (a) any existing law or regulation; (b) judgments, orders or dispositions made by courts or relevant authorities regarding Chingis’ Shareholders or their assets; (c) their articles of incorporation, the resolutions of their shareholders meetings and the resolutions of their board meetings (in case Chingis’ Shareholder is a legal entity); or (d) any contract, arrangement, declaration, commitment, guarantee or obligation to which Chingis’ Shareholders are bound, or otherwise constitute a breach of any such contract, arrangement, declaration, commitment, guarantee or obligation.

(4)	Chingis’ Shareholders have the full power or have legally obtained the authority to enter into the Agreement and to perform all of the obligations under the Agreement. The Agreement constitutes a legal, valid and binding obligation of Chingis’ Shareholders and is enforceable against Chingis’ Shareholders in accordance with its terms. All permits, authorizations, consents and approvals required to tender the Related Shares have been obtained and remain in full force and effect as of the closing date of the Tender Offer.

2.	Representations and Warranties of the Controlling Shareholders

Considering that the Offeror consents to and executes the Tender Offer, each Controlling Shareholder hereby (individually rather than jointly) irrevocably and unconditionally confirms the following representations and warranties, to the actual knowledge of such Controlling Shareholder, are true and accurate as of the date of the Agreement (or at the date specified in the relevant representation or warranty):

(1)	The Target Company is a corporation duly organized and validly existing under the Company Law of the ROC. The Target Company has obtained all the required licenses, authorizations and permits to carry on its business and to own the properties owned by it. Each Subsidiary is duly organized and validly existing under the laws of the jurisdiction in which such Subsidiary is incorporated. Each Subsidiary has obtained all the required licenses, authorizations and permits to carry on its business and to own the properties owned by it.

(2)	All of the issued shares of capital stock of the Target Company have been duly authorized, validly issued and fully paid. Except for 7,947,000 employee stock options, the Target Company does not issue or grant any security, option, call, warrant or other rights which may be converted into or exchangeable for the Target Company’s shares or be excised to obtain the Target Company’s shares.

(3)	All of the Target Company’s financial statements provided to the Offeror are prepared in accordance with the Commercial Accounting Law and the Generally Accepted Accounting Principles (GAAP) applicable in the ROC, fairly the financial condition and results of operations of the Target Company as of the respective dates thereof and for the periods referred to therein and are true and accurate without any deceit or concealment. Save as disclosed in writing to the Offeror, as of the date of such financial statements, the Target Company does not have any material liabilities (directly or indirectly) which are not provided in such financial statements or the note thereof. From May 1, 2012 to the date of the Agreement, there has been no material adverse change to the businesses, financial conditions, results of operations, liabilities, assets or shareholders’ equities of the Target Company and the Subsidiaries.

(4)	Save as disclosed in writing to the Offeror, the Target Company and the Subsidiaries do not have any guarantee or contingent liabilities which shall be disclosed in the financial statements, nor do they engage in any derivative transactions.

(5)	Save as disclosed in writing to Offeror, each of the Target Company and the Subsidiaries has filed and paid in a timely manner all taxes due and payable and there is no tax evasion, material non-report, under-report, non-collection, under-collection or other violation of applicable laws, regulations, orders or interpretation letters regarding taxation.

(6)	Each of the Target Company and the Subsidiaries legally owns or has the right to use all of the trademarks, service marks and patents, knowhow, trade secrets, computer software or other intellectual properties (collectively the “Intellectual Properties Rights”) that are necessary for its business. None of the Target Company and the Subsidiaries has infringed any Intellectual Property Rights of any other person or entity, or has been notified or sued for infringing any Intellectual Property Rights of any other person or entity.

(7)	There is no pending litigations, non-litigations or administrative litigations against the Target Company or any of the Subsidiaries the result of which would lead to winding-up, change in corporate organization structure or capital, suspension of production or have material adverse effect on the Target Company or any Subsidiary.

(8)	All insurance policies to which the Target Company or any Subsidiary is a party are legally entered into by the Target Company or a Subsidiary and remain in full force and effect. The Target Company and the Subsidiaries are in full compliance with such insurance policies and no event has occurred resulting in termination of any such insurance policies or increases of premium.

(9)	Save as disclosed in writing to the Offeror or disclosed in the audited financial statements, there has been no related party transaction by the Target Company or any Subsidiary with any of their directors, supervisors, managers, employees, major shareholders or any related parties as defined in the Statement of Financial Accounting Standard (SFAS) No.6 except for arm’s length transactions in the ordinary course of business.

(10)	Each of the Target Company and the Subsidiaries owns or has the right to operate its assets. Except for pledge of certificates of deposit provided by the Target Company or any of the Subsidiaries as required for purchase of raw materials, import/export business or customs clearance, such assets are free and clear of any and all mortgages, pledges or other encumbrances or charges and there is no restriction or limitation on the use, receipt of proceeds, and disposal of such assets.

(11)	None of the Target Company and the Subsidiaries has violated environmental laws or regulations or orders or decisions of the environmental protection authority, nor has any of them been punished for violation of environmental laws or regulations. Currently, no competent authorities are investigating the Target Company in this regard.

(12)	All of the contracts, arrangements, representations, warranties, commitments, guarantees, covenants or other obligations, burdens, or any restrictions or any disadvantages signed, agreed or undertaken by the Target Company or any of the Subsidiaries have been provided or disclosed to Offeror without any false representation, concealment or disadvantageous treatment of the Offeror (disadvantageous treatment refers to a Change of Control Clause in any contracts signed by the Target Company or any of the Subsidiaries). The “Change of Control Clause” referred to in this subparagraph means a clause which provides that if a third party acquires a controlling stake in the Target Company or any Subsidiary, (a) the validity of the agreement to which the Target Company or any Subsidiary is a party will be affected, (b) the Target Company's or any Subsidiary's representations or covenants under the contracts to which the Target Company or any of its Subsidiaries is a party will be breached, or (c) relevant obligations or liabilities of the Target Company or any Subsidiary under such contracts will be affected.

(13)	None of the Target Company and the Subsidiaries has any labor dispute or has been punished by the competent authorities for violation of labor laws or regulations.

(14)	All of the statements, written documents, certificates, data, attachments, reports and any other information or statistic etc. provided by the Target Company or any of the Subsidiaries, for the Agreement, to the Offeror are true and accurate without any deceit or concealment.

(15)	Neither the Target Company nor any of the Subsidiaries nor any of their respective directors, supervisors, managers or employees has violated laws or regulations to give or consent to give their clients or governmental officials any presents, money or other similar interests in order to obtain unjust interests or has made any illegal political donation.

(16)	Neither the Target Company nor any of the Subsidiaries has violated (a) the existing laws and regulations; (b) its article of incorporation; (c) the judgments, orders and administrative dispositions which the courts or the competent authorities made against the Target Company or any Subsidiary; or (d) the contracts, arrangements, statements, commitments or obligation to which the Target Company or any Subsidiary is bound.

(17)	Neither the Target Company nor any of the Subsidiaries has gone into bankruptcy, reorganization, insolvency, loss of creditworthiness or other material conditions which would affect the continuing operation or the share equity of the Target Company and any Subsidiary.

(18)	All of the issued shares of each Subsidiary are directly owned and fully paid by the Target Company, free and clear of any pledge, encumbrances or charges. The Subsidiaries have not been prohibited from distributing dividends.

IV.	REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

Considering that Chingis’ Shareholders consent to tender their shares in the Tender Offer, the Offeror hereby irrevocably and unconditionally makes the following representations and warranties and confirms that such representations and warranties are true and accurate as of the date of the Agreement (or at the date specified in the relevant representation or warranty):

(1)	The Offeror is a corporation duly organized and validly existing under the laws of the jurisdiction in which the Offeror is incorporated. The Offeror has obtained all the required licenses, authorizations and permits to carry on its business and to own the properties owned by it.

(2)	The execution of the Agreement and the performance of the Offeror’s obligations under the Agreement will not contradict or violate (a) any existing law or regulation; (b) judgments, orders or actions, made by courts or relevant authorities, regarding the Tender Offeror or its assets; (c) its articles of association, the resolutions of shareholders meetings and the resolutions of the board meetings of the Offeror; or (d) any contract, arrangement, declaration, commitment, guarantee or obligation to which the Offeror is bound, or otherwise constitute a breach of any such contract, arrangement, declaration, commitment, guarantee or obligation.

(3)	The Offeror has the full power and authority to enter into the Agreement and to perform all of the obligations under the Agreement. The Agreement constitutes a legal, valid and binding obligation of the Offeror and is enforceable against the Offeror in accordance with its terms. All permits, authorizations, consents and approvals required to purchase the Related Shares have been obtained and remain in full force and effect as of the closing date of the Tender Offer.

TERMINATION OF THE AGREEMENT

1.	Unless otherwise provided in the Agreement, the Agreement may be terminated by any of the following:

(1)	by the written agreement of all parties hereto;

(2)	by the non-breaching party by giving written notice to the breaching party in the event that either the Offeror or any of Chingis’ Shareholders is in breach of any term contained herein (including representations, warranties or covenants), which, if such breach may be cured, is not cured within 15 business days or a longer period instructed by the non-breaching party upon delivery of a written notice to the breaching party for cure, or if such breach by its nature may not be cured;

(3)	by either the Offeror or any of Chingis’ Shareholders by giving written notice to the other parties, where the Offeror fails to make an announcement of public purchase within 15 calendar days after the execution of the Agreement or at such other date as agreed by all parties hereto; provided that (a) where failure to announce the Tender Offer within the aforesaid period is attributable to the Offeror, no one but Chingis’ Shareholders may give written notice to the Offeror to terminate the Agreement; and (b) where failure to announce the Tender Offer within the aforesaid period is attributable to Chingis’ Shareholders, no one but the Offeror may give written notice to Chingis’ Shareholders to terminate the Agreement;

(4)	by either the Offeror or any of Chingis’ Shareholders by giving written notice to the other parties should the conditions to close the Tender Offer not be completed by the end of the Tender Offer period; or

(5)	by Chingis’ Shareholders by giving written notice to the Offeror, where the Offeror fails to deliver within 7 business days upon expiration of the Tender Offer period or the extended period agreed by all parties hereto.

(6)	for the avoidance of doubt, if the termination right under Paragraph 1 of Article 5 can be exercised by Chingis’ Shareholders, such right can only be exercised by all Chingis’ Shareholders against the Offeror; if the aforementioned termination right can be exercised by the Offeror, such right can only be exercised by the Offeror against all Chingis’ Shareholders.

2.	Automatic Termination

Unless terminated in accordance with Paragraph 1 of Article 5 or due to completion of settlement of the Tender Offer, the Agreement will be automatically terminated when a period of six months has elapsed following execution of the Agreement.

3.	Effect of Termination

Termination of the Agreement shall not affect the validity and enforceability of clauses contained herein which are specified to survive the termination of the Agreement, and which by its nature shall continue in force after termination of the Agreement.

V. INDEMNIFICATION

1.	Where a party breaches any term of the Agreement, unless otherwise provided herein, the breaching party shall indemnify the other party for all damages, losses and fees suffered due to such breach, and exert its best effort to prevent any further damages and losses. Where any Chingis’ Shareholder violates the representations and warranties set forth in Article 3, such shareholder shall indemnify the Offeror for damages, losses and fees suffered by the Offeror from such violation; provided that the indemnification claim shall be made within one year after the date of the Agreement and the indemnification shall be capped at 15% of the amount which should have been paid to such shareholder by the Offeror; provided, further, that the aforementioned 15% cap does not apply in cases where Chingis’ Shareholders violate Item 1 or 2 of Paragraph 1 of Article 3, i.e., where any of Chingis’ Shareholders violates Item 1 or 2 of Paragraph 1 of Article 2, the aforementioned indemnification cap shall not apply. Where the Offeror violates the representations and warranties set forth in Article 4, the Offeror shall indemnify Chingis’ Shareholders for damages, losses and fees suffered by Chingis’ Shareholders from such violation; provided that the compensation claim shall be made within one year after the date of the Agreement and the compensation shall be capped at 15% of the amount which should have been paid to such shareholder(s) by the Offeror.

2.	Where any Chingis’ Shareholder fails to tender his/its shares within the period provided in Item 1 of Paragraph 2 of Article 1 or withdraws his/its tendered shares in breach of the Agreement, such Chingis’ Shareholder shall pay the Offeror a punitive damage equivalent to 30% of the amount which should have been paid to such shareholder by the Offeror pursuant to the Agreement. Where any Chingis’ Shareholder tenders the Related Shares in breach of Item 2 of Paragraph 2 of Article 1, such Chingis’ Shareholder shall pay the Offeror a punitive damage equivalent to 30% of the amount which should have been paid to such shareholder by the Offeror pursuant to the Agreement. Where any Chingis’ Shareholder’s breach results in the number of tendered shares reaches the minimum number of shares to be acquired as set forth in the Term Sheet hereto, the breaching Chingis’ Shareholder shall pay the Offeror a punitive damage equivalent to 100% of the amount which should have been paid to such breaching shareholder by the Offeror pursuant to the Agreement. Under this circumstance, the aforementioned punitive damage equivalent to 30% of the amount which should have been paid to such shareholder by the Offeror does not apply and the breaching Chingis’ Shareholder needs not to additionally pay such amount to the Offeror.

3.	Where the Offeror violates Item 2 of Paragraph 2 of Article 1, or after the Satisfaction of Conditions to Tender Offer, in the event the Offeror fails to settle the Tender Offer within 7 business days upon expiration of the Tender Offer period or the extended agreed by all parties hereto, the Offeror shall pay every Chingis’ Shareholder a punitive damage equivalent to 30% of the amount which should have been paid to every Chingis’ Shareholder pursuant to the Agreement.

4.	For the avoidance of doubt, the right of each party hereto to claim punitive damages under Paragraphs 2 and 3 of this Article shall not affect the right to claim indemnifications under Paragraph 1 of this Article.

VI. SEVERABILITY

If any of the representations, warranties, covenants or other clauses herein shall be held to be in violation of any laws under relevant jurisdictions and rendered illegal, invalid or unenforceable, the legality, validity or enforceability of any other representation, warranty, covenants or any other clauses of the Agreement in such jurisdiction shall not be affected. The aforesaid other representations, warranties, covenants and other clauses shall remain in full force and effect and binding on all parties of the Agreement under such jurisdiction.

VII. CONFIDENTIALITY

1.	Unless otherwise provided by law, or ordered by a court, the competent authorities or GreTai Securities Market, no party hereto may disclose to any third party any part of the contents of and information regarding the Agreement and the Tender Offer and any non-public information obtained from the other party (including non-public information obtained by the Offeror from the Target Company and the Subsidiaries for the purpose of due diligence or for the Tender Offer) (the “Confidential Information”) without prior written consent of the other party. Each party may disclose the Confidential Information to a third party after obtaining prior written consent of the other party. Each party may disclose the Confidential Information to their directors, supervisors, managers, employees, professional advisers, accountants or lawyers, provided this is done on a need-to-know basis and the aforesaid persons shall be obliged to comply with the confidentiality clause hereof. To the extent permitted by laws and regulations, prior to the disclosure of Confidential Information by any party to the court, the competent authorities or GreTai Securities Market, the disclosing party shall inform the other party and obtain its content to the disclosure content. Chingis’ Shareholders may disclose the Confidential Information to their directors, supervisors, managers, employees, professional advisers, accountants or lawyers; provided that this is done on a need-to-know basis and the aforesaid persons shall be obliged to comply with the confidentiality clause hereof.

2.	Chingis’ Shareholders agree that the announcement of the Tender Offer may refer to Chingis’ Shareholders and the Agreement and shall be made in accordance with the contents specified in the Term Sheet. Chingis’ Shareholders understand and agree that when proceeding with the Tender Offer, the tender offer prospectus will include the contents of the Agreement which are required to be disclosed pursuant to the then applicable laws and regulations or the competent authorities.

VIII. NON-JOINT LIABILITY

Each Chingis’ Shareholder shall be severally responsible for the performance of the Agreement and truthfulness of the representations and warranties, and shall not be jointly liable to the Offeror. Each Chingis’ Shareholder will not become joint debtors and joint creditors for execution of the Agreement.

IX. NO SOLICITATION

During the term of the Agreement and within one year upon termination thereof, unless the settlement of the Tender Offer has been completed, the Offeror shall not solicit or hire any person who was manager or employee of either the Target Company or the Subsidiaries, or assist a third party to solicit or hire any such person in any manner whether directly or indirectly save for recruitment by the Offeror via recruitment advertisement to the general public or by engaging human resources consulting firms.

X. NOTICE

Any notice or other communication under the Agreement shall be made in writing, and shall be deemed to have been duly delivered as follows: (a) if delivered personally, on the date of delivery; (b) if sent to an e-mail address or by fax during the normal business hours of the recipient, upon the sender’s receipt of an acknowledgement or confirmation from the intended recipient; provided that if no acknowledgement receipt or confirmation has been received or such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day to the recipient; (c) if sent by post-prepaid registered mail (return receipt requested), upon the expiry of 5 business days after the date on which it was sent; and (d) if sent by an internationally recognized air courier and specifying overnight delivery and written return receipt requested, on the second business day. All communications shall be delivered to the addresses as set forth below, or to such other email addresses, facsimile numbers or addresses as the parties may designate through written notice of change of address hereunder:

Notice to Offeror:

Integrated Silicon Solution, Inc.

Address: 1940 Zanker Road, San Jose, CA 95112-4216, U.S.A.

Tel Number Number: +1-408-969-6600

Fax Number Number: +1-408-969-7800

Notice to Chingis’ Shareholders:

Sun Shihing Investment Corp.

Address: 16F., No. 2, Sec. 2, Tun Hwa South Road, Daan District, Taipei City

Tel Number: (02)2325-6130

Fax Number: (02)2700-3078

Hong Chung Venture Capital Co., Ltd.

Address: 18F., No. 333, Sec. 2, Tun Hwa South Road, Daan District, Taipei City

Tel Number: (02)2738-2799

Fax Number: (02)2738-0299

Alex Wang

Address: No. 26, Industry East Road IV, Science-Based Industrial Park, Hsinchu

Tel Number: (03)563-3616

Fax Number: (03)563-3696

Shing Yang Investment Co., Ltd.

Address: 16F., No. 2, Sec. 2, Tun Hwa South Road, Daan District, Taipei City

Tel Number: (02)2325-6130

Fax Number: (02)2700-3078

Tai Yuan Venture Capital Co., Ltd.

Address: 16F., No. 2, Sec. 2, Tun Hwa South Road, Daan District, Taipei City

Tel Number: (02)2755-5000

Fax Number: (02)2755-2000

Shing Re Investment Corp.

Address: 16F., No. 2, Sec. 2, Tun Hwa South Road, Daan District, Taipei City

Tel Number: (02)2325-6130

Fax Number: (02)2700-3078

Jen Hon Investment Co., Ltd.

Address: 18F., No. 333, Sec. 2, Tun Hwa South Road, Daan District, Taipei City

Tel Number: (02)2738-2799

Fax Number: (02)2738-0299

He Tong Venture Capital Co., Ltd.

Address: 9F., No. 261, Songjiang Road, Zhongshan District, Taipei City

Tel Number: (02)2518-7236

Fax Number: (02)2502-9716

Mega International Commercial Bank Co., Ltd.

Address: No. 100, Jilin Road, Zhongshan District, Taipei City

Tel Number: (02)2563-3156

Fax Number: (02)2563-0950

Yen-Liang Liu

Address: 6F., No.7, Aly. 43, Ln. 311, Sec. 2, Heping East Road, Daan District, Taipei City

Tel Number: +886-918-653-392

Fax Number: (02)2755-2000

XI.	TAX AND EXPENSES

Each party hereof shall bear its own costs and expenses (including but not limited to legal fees) incurred in preparation, execution, delivery and performance of the Agreement and tax payable pursuant to laws, but the costs and expenses incurred by any party for exercising its rights or taking legal actions against the breaching party for any breach of the Agreement shall be borne by the breaching party.

XII.	GOVERNING LAW AND JURISDICTION

The Agreement shall be governed by, and construed in accordance with, the laws of the ROC. Any dispute arising out of and in connection with the Agreement shall be submitted to the Arbitration Association of the ROC, and be settled in accordance with the Arbitration Law of ROC and Arbitration Rules of the said Association by arbitration in Taipei.

XIII.	ENTIRE AGREEMENT; AMENDMENT

The Agreement constitutes the entire agreement of the parties with respect to the subject matters hereof and shall supersede and immediately void all prior documents and agreements entered into by all or part of the parties hereof with respect thereto. The Agreement takes effect as of the date of execution by all parties. The Agreement may not be modified or amended without written consent of all parties.

XIV.	WAVIER OF RIGHTS

The delay or failure of any party to exercise any rights under the Agreement will not constitute or be deemed a waiver or forfeiture of such rights, and shall not prevent a subsequent exercise of such rights.

XV.	ASSIGNMENT

The Agreement shall be binding upon and shall inure to the benefit of the parties and their assigns, transferees and successors. No party may assign its rights or obligations under the Agreement in any manner without prior written consent of all the other parties.

XVI.	HEADINGS

The headings are inserted for convenience only and shall not affect the construction of the Agreement.

XVII.	EXECUTION, COPIES AND COUNTERPARTS

The Agreement was executed as of the date specified at the top on page one. The Agreement may be executed in PDF format and in eleven duplicate originals, for each party to hold one original as evidence. The Agreement may be executed in eleven counterparts, all of which taken together shall constitute one and the same instrument.

Parties:
Integrated Silicon Solution, Inc.

/s/ Scott D. Howarth
Name: Scott D. Howarth
Title: President & CEO

Controlling Shareholders
Sun Shihing Investment Corp.	Hong Chung Venture Capital Co., Ltd.

/s/ [name is not in English or is illegible] Name:	/s/ [name is not in English or is illegible] Name:
Title:	Title:

Alex Wang /s/ Alex Wang

Major Shareholders
Shing Yang Investment Co., Ltd.	Tai Yuan Venture Capital Co., Ltd.

/s/ [name is not in English or is illegible] Name:	/s/ [name is not in English or is illegible] Name:
Title:	Title:

Shing Re Investment Corp.	Jen Hon Investment Co., Ltd.

/s/ [name is not in English or is illegible] Name:	/s/ [name is not in English or is illegible] Name:
Title:	Title:

He Tong Venture Capital Co., Ltd.	Mega International Commercial Bank Co., Ltd.

/s/ [name is not in English or is illegible] Name:	/s/ [name is not in English or is illegible] Name:
Title:	Title:

Yen-Liang Liu

/s/ Yen-Liang Liu

Exhibit 1

TERM SHEET

[Omitted pursuant to SEC rules. A copy of the omitted schedule will be provided to the SEC upon request.]

Exhibit 2

Sale Shares of Chingis’ Shareholders

[Omitted pursuant to SEC rules. A copy of the omitted schedule will be provided to the SEC upon request.]